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                                                                 EXHIBIT 11.1


                               META GROUP, INC.

                      EXHIBIT TO ANNUAL REPORT ON FORM 10-K

                    Computation of Net Income Per Common Share


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                                                       Year Ended              Year Ended            Year Ended
                                                    December 31, 1999      December 31, 1998      December 31, 1997
                                                    -----------------      -----------------      ------------------
Net Income.....................................       $ 9,230,000            $ 8,785,000            $ 5,767,000
                                                    =================       ================       =================

Weighted average number of common and common equivalent shares outstanding:

    Average number of common shares
      outstanding during the year .............        10,719,094             11,326,228             10,821,648

    Add common share equivalents -- options
      to purchase common shares...............           781,598              1,269,986              1,114,738
                                                    -----------------      -----------------      ------------------
                                                       11,500,692             12,596,214             11,936,386
                                                    =================      =================      ==================

Net income per diluted common share                   $          .80         $          .70         $           .48
                                                    =================       ================      ==================

Net income per basic common share                     $          .86         $          .78         $           .53
                                                    =================       ================      ==================

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